CHARTER OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS OF
INDEPENDENT BANCSHARES, INC. AND SUBSIDIARIES

I.           PURPOSE AND AUTHORITY

              The Compensation Committee is a standing committee of the Board of Directors of Independent BancShares, Inc. and Subsidiaries (the "Company"). The Committee shall have the authority to determine the compensation of the Company's executive officers and such other employees as the Committee may decide. The Committee shall also prepare a report on executive compensation for inclusion in the Company's annual proxy statement.

II.           COMPOSITION AND MEETINGS

  Charter. At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board of Directors for approval.

  Members. The members of the Committee shall be appointed by the Board of Directors and shall meet the independence requirements of applicable law and applicable policies of the Board of Directors. The Committee shall be comprised of at least three members. Committee members may be removed by the Board of Directors. The Board of Directors shall also designate a Committee Chair.

  Meetings. In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings. Additional meetings may be scheduled as required.

  Agenda, Minutes and Reports. The Chair of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee's discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board of Directors. The Committee shall make regular reports to the Board of Directors.

III.           RESPONSIBILITIES AND DUTIES

    Compensation Philosophy and Program. In consultation with senior management, the Committee shall establish the Company's general compensation philosophy, and oversee the development and implementation of executive compensation programs and policies with respect to the engagement of individuals as independent contractors of the Company. The Committee shall review on a periodic basis the Company's executive compensation programs and make any modifications that the Committee may deem necessary or advisable, in its sole discretion.

    Chief Executive Officer Compensation. The Committee shall annually review and approve the Company's goals and objectives relevant to the compensation of the Chief Executive Officer and shall evaluate the performance of the Chief Executive Officer in light of those goals and objectives. Based on such evaluation, the Committee shall have the sole authority to set the compensation (including base salary and incentive compensation of all kinds) of the Chief Executive Officer. In determining incentive compensation, the Committee shall consider, among other factors it deems appropriate from time to time, the Company's performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to management in prior years.

    Officer Compensation. The Committee shall also review and approve the compensation (including base salary and incentive compensation of all kinds) of all other officers. of the Company and its subsidiaries

    Benefit Plans. The Committee shall review the terms of the Company's retirement plans, deferred compensation plans and welfare benefit plans. Unless otherwise delegated, the Committee shall administer such plans, including determining any benefits to be granted to members of senior management under any such plan.

    Post-Service Arrangements and Perquisites. The Committee shall review periodically policies with respect to post-service arrangements and perquisites provided to officers, including the Chief Executive Officer.

    Appointment and Monitoring of Named Fiduciaries. With respect to any funded employee benefit plan covering employees of the Company subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, the Committee shall have the authority to appoint and terminate the named fiduciary or named fiduciaries of such plan and shall monitor their performance, unless such fiduciaries are specified in the constituent plan documents.

    Annual Compensation Committee Report. The Committee shall produce an annual report on executive compensation for inclusion in the Company's annual proxy statement, all in accordance with applicable rules and regulations.

    Committee Performance Evaluation. The Committee shall evaluate its own performance on an annual basis and develop criteria for such evaluation.

    Access to Consultants. The Committee shall have the resources and authority to discharge its duties and responsibilities as described herein, including the authority to select, retain and terminate counsel, consultants and other experts. The Committee shall have the sole authority to select, retain and terminate a compensation consultant and approve the consultant's fees and other retention terms.

    Delegation. When appropriate, as permitted under applicable law, the Board or the Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee, the Board or members of management.

    Other Duties. The Committee shall also carry out such other duties as may be delegated to it by the Board of Directors from time to time.
Approved by the Compensation Committee Date: September 20, 2006
Approved by the Board of Directors Date: September 20, 2006